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                                                                    EXHIBIT 99.1

                  PROXIM NAMES FRANK PLASTINA PRESIDENT AND CEO

               Jonathan Zakin to continue as Chairman of the Board

         SUNNYVALE, Calif., May 5, 2003 -- Proxim Corporation (Nasdaq: PROX), a leading provider of high-performance wireless local area networking (WLAN) and wireless wide area networking (WWAN) products, today announced that Frank Plastina has been appointed President and CEO and will join the Board of Directors. A 15 year veteran of Nortel Networks Corporation, Plastina, as President, Metro and Enterprise Networks, had full P&L responsibility for Nortel's largest business unit with over $6 billion in revenue and over 18,000 employees. Prior to that position, Plastina served as President of Nortel's Wireless and Core Networks.

Jonathan Zakin, previously Proxim's Chairman and CEO, will remain active as Chairman of the Board working with Plastina on strategic initiatives and investor relations.

"Attracting a person of Frank's caliber and experience is a tremendous coup for Proxim," said Zakin. "In addition to his knowledge of the industry, Frank brings an extremely strong operating focus to the business, a key to the integration of the two acquisitions we completed last year."

"The market has clearly embraced the economics and ease of deploying WLAN and WWAN capabilities," said Plastina. "The breadth of Proxim's portfolio uniquely positions the Company to address opportunities from small businesses to large carriers. I am very excited about the potential."

ABOUT PROXIM

Proxim Corporation is a leader in wireless networking. It is the only company exclusively focused on both high-performance indoor and outdoor wireless networking, with the broadest range of wireless infrastructure and clients products in the world. Proxim's award-winning line of ORiNOCO wireless local area network (WLAN) products support all Wi-Fi standards and provide unsurpassed computing mobility and security. Its line of Tsunami wireless wide area network
(WWAN) Ethernet bridges reliably connect networks between locations up to 40 miles apart, and with speeds up to 860 Mbps. The company also makes Lynx, a line of microwave radios used for cellular backhaul. Proxim Corporation was created by the merger of Proxim, Inc. and Western Multiplex Corporation in March 2002, and acquired the wireless LAN assets of Agere Systems particularly the Orinoco product line in July 2002. Its web site is www.proxim.com.

SAFE HARBOR

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning Mr. Plastina's ability to integrate the operation's of Proxim and Proxim's competitive position and potential to address opportunities from small businesses to enterprises and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risk that Proxim's operations will not be integrated effectively, that Proxim's product portfolio will not be competitive or adequately address the requirements of small business to enterprises, that products will not perform as designed or expected; that products will not be available due to manufacturing or supply issues; that products will not comply with future standards; that the product pricing will not be competitive as anticipated; and other risks and uncertainties associated with Proxim's business. For additional information regarding risks relating to Proxim's business, see Proxim Corporation's Form 10-K for the year ended December 31, 2002 and other relevant materials filed by Proxim with the SEC.